Exhibit 14.1

Trico Marine Services, Inc.

Standards of Business Conduct

Introduction

It is the policy of Trico Marine Services, Inc. that the conduct of its business and that of its subsidiaries (collectively, the “Company”) be based on high ethical standards. These Standards of Business Conduct (the “Standards”) represent the Company’s expectations as to the legal and ethical conduct of its directors, officers and employees in furtherance of the Company’s business around the world. The Standards have been approved by the Company’s Board of Directors.

Each director, officer and employee is required to read the Standards and become familiar with how the various policies relate to their position with the Company. By virtue of their association or employment with the Company, each director, officer and employee is expected to adhere to the highest standards of personal and professional integrity and to comply with the Standards and all applicable laws, rules and regulations.

The purpose of the Standards is to promote the following objectives:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Standards to the appropriate person or persons, as identified in the Standards; and

•	Accountability for adherence to the Standards.

Implementation and Enforcement

Ask Questions

No business conduct policy can anticipate every situation a director, officer or employee might confront or provide a definitive answer to all questions that may arise in the course of service or employment. Each person must rely on his or her good sense of what is required to comply with the high standards set forth herein. Most important in this process is the necessity to ask questions and seek guidance if the appropriate course of action is unclear. To that end, employees are encouraged to consult with their supervisors and directors and officers are encouraged to consult with the Audit Committee or the Company’s outside counsel if they have questions.

Administering and Enforcing the Standards

All directors, officers and employees of the Company and all agents and consultants retained by the Company are required to comply with the Standards. The Audit Committee of the Company’s Board of Directors has been delegated authority to oversee the implementation of and compliance with the Standards. The Board of Directors has determined that no changes in the Standards, or any waivers or departures from them, will be permitted for any of the Company’s directors or executive officers.

Reporting Possible Violations

It is the obligation of each director, officer or employee to report any person who he or she reasonably believes is violating the Standards, other Company policies or any applicable laws, rules or regulations or is otherwise engaging in activity that could damage the Company’s reputation or business. Alleged violations involving employees should be reported to the Vice President – Administration. If there is reason to believe that reporting to the Vice President – Administration is inappropriate in particular cases, or if the alleged violator is a director or executive officer, the matter should be reported to the Audit Committee by writing to the Audit Committee or any member of the Audit Committee care of the Company’s address.

All reported violations will be treated confidentially to the extent permissible by law and may be submitted anonymously.

Protections for Persons Reporting Questionable Behavior

All directors, officers and employees are required to cooperate fully in any internal investigation. If a director, officer or employee discovers the need to report a suspected violation of law, the Standards, or other Company policy, that person will not be terminated, demoted or otherwise discriminated against for (i) making a report of a violation or suspected violation in good faith and on the basis of a reasonable belief that a violation has occurred or (ii) assisting with any ensuing investigation.

Investigation of Reported Violations

When a violation of the Standards is reported or otherwise suspected, the Vice President – Administration or the Audit Committee (if the purported violator is a director or executive officer) will cause an investigation to be conducted promptly.

Director and Officer Responsibilities

The Company’s directors and officers are expected to promote ethical behavior by (i) encouraging employees to talk to supervisors and other appropriate personnel when in doubt about the best course of action in a particular situation; (ii) encouraging employees to report violations of laws, the Standards, or any other Company policy to appropriate personnel; and (iii) reminding employees that the Company will not permit retaliation for reports made in good faith.

Company directors and officers who become aware of any violations of law, the Standards or any other Company policy are expected to stop the violations and, if necessary, conduct an investigation with the assistance of Company outside counsel, if appropriate.

Accountability and Enforcement

The Company will enforce the Standards on a consistent and appropriate basis. No violation of the Standards, any other Company policy, or any law, rule or regulation will be justified by a claim that it was ordered by someone in higher authority. No one, regardless of his or her position, is authorized to direct another to commit an illegal act. A failure of any director, officer or employee to comply with the Standards, any other Company policy, or any law, rule or regulation may result in disciplinary action, removal or dismissal, and, if warranted, legal proceedings. If appropriate or where required by law, the Company will inform law enforcement officials of the facts discovered during an investigation.

Should it be discovered that a director, officer or employee has been arrested for suspected criminal conduct either on or off the job, the Company may conduct an independent review of the available facts and determine whether disciplinary or employment action is warranted.

Conflicts of Interest

The Company recognizes and respects that its directors, officers and employees may take part in legitimate financial, business and other activities outside the scope of their service to or employment by the Company. However, those activities may never interfere, or have the appearance of interfering, with the performance of their duties to the Company.

It is each person’s responsibility to avoid any activities, associations or interests that could interfere with that person’s exercise of his or her independent judgment in the performance of his or her duties to the Company. This responsibility is present even if the conflict of interest is only perceived and does not actually exist.

In order to avoid actual or perceived conflicts of interest, each director, officer and employee, and members of their immediate family, should refrain from:

•	accepting any payment in addition to compensation provided by the Company for services rendered to any person or entity on behalf of the Company, including any loans (other than from established banking or financial institutions) or gifts or services of more than a nominal value;

•	accepting any payment or gifts or services of more than a nominal value from anyone seeking to do business with the Company;

•	taking for themselves personally opportunities that are discovered through their position with the Company;

•	using their position with the Company or its assets, information or influence for personal gain or for the advantage of others;

•	making or offering to make payments or gifts, other than gifts of nominal value, to officers or employees of the Company’s suppliers, customers or government officials;

•	directing business of the Company to a supplier that is owned or managed by a close friend or relative; and

•	holding a financial interest in an entity that does or seeks to do business with the Company.

In addition to the foregoing, each person should use their own good judgment in all personal and professional dealings. Employees who are unsure whether a relationship constitutes a conflict of interest in violation of the Standards should consult with their supervisors. Directors and officers should consult with the Audit Committee.

Legal and Regulatory Compliance

The Company conducts its business around the world. Each country has a unique system of laws, regulations and customs. In furtherance of the Company’s business, and in order to compete effectively and harmoniously in the countries in which the Company operates, all directors, officers and employees are required to comply with all applicable laws and regulations and customs in the course of their service to or employment with the Company.

The laws and regulations that may apply to particular international transactions and activities include those of the countries where such transactions and activities occur and certain domestic laws, such as the Foreign Corrupt Practices Act (described under the heading “Permitted and Prohibited Payments” below), that govern the activities of American companies engaged in international transactions. Any director, officer or employee conducting international operations or transactions for the Company is expected to consult with a supervisor or other superior or the Company’s outside counsel to ensure that they are aware of and in compliance with all applicable domestic and foreign laws.

Accounting and Financial Reporting

Precise accounting for all of the Company’s transactions is necessary to maintain accurate and complete financial reporting. It is also required by law. Accurate financial information is also critical to management’s decision making process and the Company’s stockholders’ investment decisions.

To ensure the integrity of the Company’s accounting records, all entries must be reported correctly and fully. They must also be supported by proper documentation. It is essential that no asset, liability, revenue or expense of the Company be concealed or incorrectly recorded in any instance. Falsifying or altering records or reports or knowingly approving false or altered records or reports is prohibited. Records should always be retained or destroyed according to the Company’s records retention practices.

Corporate Reporting

The Company is committed to full, fair, accurate, timely and understandable disclosure in public reports and documents that it files with, or submits or provides to, regulatory authorities (including, but not limited to, the Securities and Exchange Commission), stockholders and the public. Depending on their position with the Company, a director, officer or employee may be called upon to provide necessary information to assure that the Company’s corporate reports are complete, fair and understandable. The Company expects all directors, officers and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s corporate disclosure requirements.

Use and Protection of Company Assets

Company property should be used for the benefit of the Company and not for personal gain. Company property includes tangible assets such as buildings, equipment and office supplies, as well as intangible assets such as software and other intellectual property rights, business concepts and strategies, employee time, financial data and other information about the Company.

The Company considers all data and communications transmitted or received by or contained in the Company’s electronic or telephonic equipment and systems or maintained in written form to be Company property. Employees and other users of the equipment or systems should have no expectation of privacy with respect to those data and communications.

Public Communications

No director, officer or employee shall make statements or provide any information to the press, financial analysts, or any public forum about the Company and its business prospects unless they have specific authorization to do so. The potential legal risks from inaccurate statements include claims of false advertising, misrepresentation, breach of contract, securities fraud or antitrust violations.

In order to ensure that communications to the public about the Company are accurate and widely disseminated to all investors, directors, unauthorized officers and employees may not communicate any material nonpublic information about the Company outside of the Company. Only the Company’s Chief Executive Officer or Chief Financial Officer, or employees specifically authorized by them, are authorized to speak with financial analysts or securities professionals. Directors, officers and employees are expected to forward the following types of inquiries to the appropriate departments:

Source	Refer to
Financial community	CFO/Investor Relations Department
News or trade media	CEO/Marketing Department
Regulatory agencies	CEO/CFO/Outside Counsel
Elected officials	CEO/Outside Counsel
Person seeking information about a current or former Trico employee	Human Resources

In addition, employees are expected to inform their supervisor or other appropriate personnel immediately about any request for information from a government agency or individual if providing such information to the government agency or individual would fall outside of their routine job responsibilities.

Fraud and Similar Irregularities

No director, officer or employee of the Company may engage in any scheme to defraud any person or entity out of money, property or services. Irregularities include, but are not limited to:

•	misappropriation of Company, supplier or customer assets or properties for personal gain;

•	conversion to personal use of Company, supplier or customer assets or properties;

•	embezzlement; and

•	forgery or alteration of any Company check or other negotiable instrument.

The Company relies on its internal controls to detect fraud and other irregularities, but each director, officer and employee is responsible to bring to management’s attention any specific knowledge of such acts.

Use and Disclosure of Confidential Information; Insider Trading

Each director, officer and employee has an obligation to keep confidential trade secrets and other information that is competitive or has commercial value to the Company. Such information must always be safeguarded and never disclosed to any person outside of the Company. This information could include trade secrets, business plans, marketing and sales programs, audits, dividend policies, earning information or other confidential or proprietary information that could financially affect the Company.

Confidential information is to be used only in furtherance of the Company’s own business interests. In no event should this information be used for personal gain by a director, officer or employee or any of his or her family or friends. This includes trading while in possession of or on the basis of such confidential information in securities of the Company or any other entity, the value of which may be affected by such information. This duty persists until the information has been released or otherwise publicly disclosed and sufficient time has elapsed for investors to react.

Your obligation to maintain the confidentiality of information applies during and after your service to or employment by the Company.

Antitrust Laws

Antitrust laws have been developed to encourage healthy competition among businesses by defining what conduct or activities are unacceptable and unlawful. The Company strives to compete solely on the merits of its products and services and not to engage in any form of unfair competition. Agreements between competitors that unfairly limit competition are a violation of antitrust laws. Oral discussions and informal arrangements may be considered “agreements” so, when engaged in conversation with competitors, directors, officers and employees should not discuss or listen to a discussion of present or future prices, profit margins or costs, bids or intended bids, terms or conditions of sale, market share, sales territories, distribution practices or other competitive information.

Permitted and Prohibited Payments

Entertainment, Gifts and Payments

In the normal course of the Company’s business, it is common for employees to provide and receive gifts or services of nominal value to and from actual or potential customers and suppliers. These activities are intended to create and foster goodwill among the Company and its suppliers and customers, and as such provide a benefit to the Company. Such activities include meals and entertainment in the ordinary course of business and are not prohibited by the Standards.

When Company employees provide gifts or services on behalf the Company, they must also be aware of the recipient’s limitations with respect to accepting gratuities. No employee should offer a gratuity that he or she knows the intended recipient is prohibited from receiving.

The use of Company funds or assets, either directly or indirectly, for the purpose of a bribe, kickback, payoff or other similar purpose is strictly prohibited. The exchange of cash in any amount is also strictly prohibited.

Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act makes it a crime for companies and their directors, officers, employees and agents to pay, promise, offer or authorize payment of anything of value to a foreign official (including a person acting in an official capacity for a foreign government), foreign political party, candidates for foreign political office or officials of public international organizations for the purpose of obtaining or retaining business. Employees of government owned companies such as national oil companies are considered to be government officials.

The Company strictly prohibits payments or transactions that would violate the Foreign Corrupt Practices Act, even if the result is the loss of business. Persons conducting international operations and transactions on behalf of the Company are expected to consult with their supervisors, other appropriate personnel or the Company’s outside counsel to ensure that they are aware of and in compliance with the Foreign Corrupt Practices Act.

Political Activities

The Company does not make contributions to political candidates or political parties, except as permitted by applicable laws and authorized by the Board of Directors. Directors, officers and employees may not make any contribution on behalf of the Company or use the Company’s name, funds, property or services for support of political parties or candidates unless the contribution is permitted by law and authorized in the above-described manner. The Company, however, may communicate information and views on issues of public concern that have an important impact on the Company and its business.

The Company considers active involvement of individuals in the political process to be an important right and responsibility of citizens of a democracy. To this end, the Company encourages its directors, officers employees to participate in the political process through registering to vote, contributing financially to a candidate of their choice, serving in civic associations and other related activities. However, employees engaging in such activities will do so as private citizens and not as representatives of the Company.

Responsibilities of Senior Financial Officers

This provision of the Standards applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other persons serving in a senior finance, accounting, treasury or tax role (each, a “Senior Financial Officer”). This provision is in addition to, and not in lieu of, the other provisions of the Standards.

Each Senior Financial Officer shall, to the best of his or her knowledge and ability:

•	engage in and promote honest and ethical conduct in the business and affairs of the Company, including the handling of actual or apparent conflicts of interest;

•	avoid conflicts of interest, actual or apparent, and disclose to the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to such a conflict;

•	take all reasonable steps to (i) protect the confidentiality of non-public information of the Company and its customers and suppliers obtained or created in connection with your activities and (ii) prevent the unauthorized disclosure of such information unless required by law or regulatory process;

•	provide full, fair, accurate, timely and understandable disclosures in reports and other documents that the Company submits to the Securities and Exchange Commission and other regulators and in other public communications of the Company;

•	comply with applicable governmental laws, regulations and rules, as well as the rules and regulations of all self-regulatory organizations of which the Company is a member; and

•	promptly report any possible violation of the Standards to the Audit Committee, as applicable.

In addition, each Senior Financial Officer is strictly prohibited from taking any action, directly or indirectly, to fraudulently influence, coerce, manipulate or mislead the Company or its independent auditors for the purpose of rendering the Company’s financial statements false or misleading.

Each Senior Financial Officer shall be held accountable for compliance with and adherence to the Standards set forth above, and failure to comply with these Standards will result in disciplinary action, up to and including their termination for cause.

Statement of Policy on Equal Employment Opportunity

In order to provide equal employment and advancement opportunities to all individuals, employment decisions at the Company will be based on merit, qualifications and abilities. The Company does not discriminate in its hiring practices or advancement opportunities on the basis of race, color, religion, sex, national origin, age, disability, veteran status, or any other characteristics protected by law.

This policy governs all aspects of employment, including selection, job assignment, compensation, discipline, termination, and access to benefits and training.

Any employee with questions, concerns or complaints about any type of discrimination in the workplace are encouraged to bring these issues to their supervisor. If their supervisor is unavailable or the employee believes it would be inappropriate to contact that person, the employee should immediately contact their Department Manager or any other member of management.

Supervisors and managers are required to immediately report such question, concerns or complaints to the Personnel Operations Director or Company President.

Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action, up to and including termination for cause.

Affirmative Action

The Company has adopted a program of affirmative action to employ and advance the following personnel:

•	Qualified handicapped persons
•	Qualified disabled veterans
•	Veterans of the Vietnam era

If you have such a handicap or fit into one or more of these protected categories and would like to be considered under the Company’s affirmative action program, please request the appropriate documentation from the Company’s Personnel Department. Submission of this information is voluntary.

Any information obtained concerning employees shall be kept confidential, except that the following personnel may be notified:

•	Supervisors and managers, if the notification relates to restrictions on work duties or any necessary accommodations;
•	First aid and safety personnel, if the notification is necessary to protect employee health and safety; and
•	Government officials investigating compliance with laws that prevent discrimination on the basis of handicapped or veteran status.

Safety and Environmental Protection Policy Statement

As an owner and operator of marine service and transportation vessels, the Company is committed to safe and environmentally sound operating practices. The safety of personnel and the protection of the environment are important in the Company’s daily operations. No job is so important that the time cannot be taken for it to be done properly and to be completed safely and without harm to the environment. Each individual is responsible for his or her own safety and the safety of others with whom he or she works.

It is the Company’s policy to provide a place of employment that is as safe as reasonably possible from identified risks, to promote accident prevention and pollution prevention programs, and to comply with all applicable regulatory compliance standards and regulations. Since safety, accident prevention and pollution prevention are operational responsibilities, all employees, at all levels, must use their good judgment and diligently and consistently apply Company guidelines in order to prevent job-related injuries and illnesses, property damage, and environmental accidents. Every employee will be expected to demonstrate a positive attitude toward this policy.

Contraband Policy – Drugs, Alcoholic Beverages, Firearms and Weapons

It is the Company’s policy to maintain a work environment that is safe for all employees and conducive to attaining high work standards. As part of this policy, no illegal drugs, intoxicating beverages, firearms or weapons are allowed aboard vessels, in offices or at other work locations of the Company. Illegal drugs include marijuana and similar substances, and all other drugs not legally prescribed by a licensed physician for use by the person possessing them. Paraphernalia and equipment related to illegal drug use are also prohibited.

As a further precaution, entry into or upon any vessel, office or other work location of the Company by any person is contingent upon the Company’s and/or Company contractor’s right to search the person, their personal effects and vehicle for illegal drugs, intoxicating beverages, firearms or weapons, and/or possession of unauthorized property or equipment.

From time to time and without warning, searches by authorized Company representatives and/or Company contractors may be made of anyone entering or on Company premises, including vessels or vehicles, and such searches may be made of employees, as well as employees of third-party subcontractors conducting business with the Company. This search may include lockers, luggage and rooms, if appropriate.

Violation of the policy will subject the employee to immediate disciplinary action, up to and including termination for cause. An individual may refuse the request of the Company/contractor to search his or her own property; however, such a refusal is considered misconduct by the Company and will subject the individual to immediate disciplinary action, up to and including termination for cause and/or denial of entry into or upon any vessel, office or other Company work location.

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Approved by the Audit Committee and adopted by the Board of Directors on May 4, 2004.